Exhibit 10-16

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made this 1st

Day of April ,2001.

The Employment Agreement by and between FIRST MORTGAGE CORPORATION as Employer, and BRUCE G. NORMAN as Employee, dated April 1, 1998 and heretofore extended through the fiscal year ending March 31, 2001, is modified and amended in the following particulars, only:

1. The said Employment Agreement is extended through March 3 1, 2002.

2. Said Amendment is effective April 1, 2001.

ALL OTHER TERMS AND CONDITIONS

REMAIN THE SAME AS FIRST WRITTEN.

Employer:

FIRST MORTGAGE CORPORATION

By:

Employee:

BRUCE G. NORMAN